UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     August 30, 2007

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                  002-26821            61-0143150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

Brown-Forman Corporation issued a press release today, August 30, 2007, reporting results of its operations for the fiscal quarter ended July 31, 2007. A copy of this Brown-Forman Corporation press release is attached hereto as
Exhibit 99.1.


Item 9.01.  Financial Statements and Exhibits

 (a)      Not applicable.
 (b)      Not applicable.
 (c)      Exhibits.
          99.1     Press Release, dated August 30, 2007



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   August 30, 2007                    By:  /s/ Nelea A. Absher
                                                Nelea A. Absher
                                                Vice President and
                                                Assistant Corporate Secretary



Exhibit Index
99.1 Press Release, dated August 30, 2007, issued by Brown-Forman Corporation, reporting results of operations for the fiscal quarter ended July 31, 2007.

                                                                 Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN REPORTS STRONG FIRST QUARTER EARNINGS DUE TO CONTINUED INTERNATIONAL GROWTH

REPORTED EARNINGS UP 1%; UNDERLYING GROWTH CONTINUES AT A DOUBLE-DIGIT RATE

Louisville, KY, August 30, 2007 - Brown-Forman Corporation reported diluted earnings per share for its first quarter ended July 31, 2007 of $0.77, up 1% from the $0.76 earned in the first quarter last year.(1) Underlying earnings per share(2) for the quarter were up 10%, after adjusting for the following items:
$0.05 per share of dilution associated with acquisitions; a $0.04 per share benefit from favorable foreign currency fluctuations; a $0.04 per share net impact of changes in global trade inventory levels; and a $0.01 per share absence of interest income earned in last year's first quarter on proceeds from the sale of Lenox (which were distributed to shareholders in May 2007). This 10% underlying growth in earnings for the first quarter reflects accelerating trends for the company's premium global brands internationally and continued gains from the company's super-premium developing brands.

Paul Varga, chief executive officer said, "These financial results represent a great start to our fiscal year and a nice continuation of our strong underlying growth. We are encouraged by healthy consumer demand for our premium global brands, including Jack Daniel's Tennessee Whiskey, Southern Comfort, and Finlandia, particularly in international markets. Our integration and early work with the recently acquired Casa Herradura(3) brands are on track and we remain optimistic about the company's overall growth prospects."

--------
(1) All financial and statistical information included in this press release reflects continuing operations of the company for all periods presented unless otherwise indicated.
(2) Underlying earnings per share represent diluted reported earnings per share in accordance with GAAP, adjusted for certain items. A reconciliation from reported to underlying earnings per share (a non-GAAP measure) for the full year, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A of this press release.
(3) References to Casa Herradura include all brands (el Jimador, Herradura,
    New Mix, Antiguo, Suave 35 and other brands) and operations acquired in January 2007.

First quarter net sales grew $106 million, up 17% over the prior-year period. Gross profit increased $42 million, up 12% from the first quarter of last year. Continuing consumer demand for the company's premium global brands, the addition of acquired brands, and a weaker U.S. dollar contributed to these strong results. The company's overall gross margin as a percent of net sales declined due in part to the addition of Casa Herradura results.

Advertising expenses in the quarter were up $13 million, or 16%, over last year's first quarter due to incremental investments behind the company's premium global brands, new investments in support of acquired brands, and a weaker U.S. dollar. SG&A expenses increased approximately $15 million, or 12%, compared to the same prior year period, due primarily to the addition of acquired brands. Operating income increased $13 million, up 9% over the first quarter last year.

Jack Daniel's global depletions(4) registered mid-single digit gains in the quarter, led by double-digit growth outside of the U.S. The brand's international volume expansion reflected strong growth in the U.K., France, Australia, Asia, and Eastern Europe. In the U.S., Jack Daniel's volume growth rate moderated slightly, increasing at a low-single digit rate for the three-month period. Global volumes for Southern Comfort grew at a mid-single digit rate in the quarter, as double-digit gains in the U.K., South Africa, and Germany offset modest declines in the U.S. Worldwide Finlandia volumes accelerated in the quarter, as double-digit increases reflect continued expansion in Eastern Europe. Depletions for our super-premium developing brands, including Woodford Reserve and Chambord, increased at a double-digit rate in the quarter. Volumes for our mid-priced regional brands were up mid-single digits, as solid growth for Fetzer Valley Oaks, Korbel, and Bonterra more than offset declines for Canadian Mist, Bolla, and Early Times.

--------
(4) Depletions are shipments from wholesale distributors to retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.

Full-Year Outlook

The company's full-year earnings outlook remains unchanged at $3.35 to $3.55 per diluted share, representing growth of 7% to 13% over comparable prior-year earnings of $3.14 per share. This outlook includes projected earnings dilution of $0.13 to $0.18 per share associated with the Casa Herradura acquisition, which is also unchanged.

Brown-Forman will host a conference call to discuss first quarter results at 10:00 a.m. (EDT) today. All interested parties in the U.S. are invited to join the conference by dialing 888-624-9285 and asking for the Brown-Forman call. International callers should dial 706-679-3410 and ask for the Brown-Forman call. No password is required. The company suggests that the participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman's Internet Web site, www.brown-forman.com, and then click on the link to "Investor Relations."

For those unable to participate in the live call, a digital replay will be available by calling 800-642-1687 (U.S.) or 706-645-9291 (international). The identification code is 14130175. A digital audio recording of the conference call will also be available on the web page approximately one hour after the conclusion of the conference call. The replays will be available for at least 30 days.

Brown-Forman Corporation is a diversified producer and marketer of fine quality beverage alcohol brands, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Tequila Herradura, el Jimador Tequila, Canadian Mist, Fetzer and Bolla wines, and Korbel California Champagnes.

IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:

This release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "expect," "believe," "intend," "estimate," "will," "anticipate," and "project," and similar expressions identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. We believe that the expectations and assumptions with respect to our forward-looking statements are reasonable. But by their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from Brown-Forman's historical experience or our present expectations or projections. Here is a non-exclusive list of such risks and uncertainties:

 - changes in general economic conditions, particularly in the United States where we earn about half of our profits, including higher energy prices, declining home prices, deterioration of the sub-prime lending market, or other factors;
 - lower consumer confidence or purchasing related to changes in economic conditions, major natural disasters, terrorist attacks or widespread outbreak of infectious diseases;
 - tax increases, whether at the federal or state level or in major international markets and/or tariff barriers or other restrictions affecting beverage alcohol;
 - limitations and restrictions on distribution of products and alcohol marketing, including advertising and promotion, as a result of stricter governmental policies adopted either in the United States or in international markets;
 - adverse developments in the class action lawsuits filed against Brown-Forman and other spirits, beer and wine manufacturers alleging that our industry conspired to promote the consumption of alcohol by those under the legal drinking age;
 - a strengthening U.S. dollar against foreign currencies, especially the British Pound, Euro, Australian Dollar, and the South African Rand;
 - reduced bar, restaurant, hotel and travel business, including travel retail;
 - longer-term, a change in consumer preferences, social trends or cultural trends that results in the reduced consumption of our premium spirits brands;
 - changes in distribution arrangements in major markets that limit our ability to market or sell our products;
 - adverse impact on performance and reported results as a consequence of integrating acquisitions and ensuring their conformance to the company's trade practice standards, financial controls environment and U.S. public company requirements;
 - price increases in energy or raw materials, including grapes, grain, agave, wood, glass, and plastic;
 - excess wine inventories or a world-wide oversupply of grapes or agave;
 - termination of our rights to distribute and market agency brands in our portfolio;
 - counterfeit production of our products and any resulting negative effect on our intellectual property rights or brand equity; and
 - adverse developments as a result of state or federal investigations of beverage alcohol industry trade practices of suppliers, distributors and retailers.

                            Brown-Forman Corporation
                 Unaudited Consolidated Statements of Operations
                 (Dollars in millions, except per share amounts)

                                       Three Months Ended
                                            July 31,
                                      2006           2007         Change
                                     ------         ------        ------
CONTINUING OPERATIONS
   Net sales                         $633.4         $739.1          17%
   Gross profit                       348.9          391.0          12%
   Advertising expenses                80.7           94.0          16%
   Selling, general, and
    administrative expenses           127.9          143.1          12%
   Amortization expense                  --            1.3
   Other (income), net                 (2.0)          (2.8)
      Operating income                142.3          155.4           9%
   Interest expense, net                1.1           11.1
      Income before income taxes      141.2          144.3           2%
   Income taxes                        46.6           48.9
      Net income                       94.6           95.4           1%

   Earnings per share:
      Basic                           0.771          0.774           0%
      Diluted                         0.762          0.767           1%


DISCONTINUED OPERATIONS
   Net loss                           $(0.9)         $(0.1)

   Loss per share:
      Basic                          (0.007)        (0.001)
      Diluted                        (0.007)        (0.001)


TOTAL COMPANY
   Net income                         $93.7          $95.3           2%

   Earnings per share:
      Basic                           0.764          0.773           1%
      Diluted                         0.755          0.766           1%


                                     (more)

                            Brown-Forman Corporation
                 Unaudited Condensed Consolidated Balance Sheets
                              (Dollars in millions)

                                                 April 30,           July 31,
                                                   2007                2007
                                                  ------              ------
Assets:
Cash and cash equivalents                        $  283              $  180
Short-term investments                               86                  --
Accounts receivable, net                            404                 394
Inventories                                         694                 725
Other current assets                                168                 117
                                                  -----               -----
     Total current assets                         1,635               1,416

Property, plant, and equipment, net                 506                 505
Goodwill                                            670                 669
Other intangible assets                             684                 696
Prepaid pension cost                                 23                  19
Other assets                                         33                  34
                                                  -----               -----
     Total assets                                $3,551              $3,339
                                                  =====               =====

Liabilities:
Accounts payable and accrued expenses            $  361              $  334
Accrued income taxes                                 27                  10
Payable to shareholders                             204                  37
Short-term borrowings                               401                 343
Current portion of long-term debt                   354                 354
                                                  -----               -----
     Total current liabilities                    1,347               1,078

Long-term debt                                      422                 421
Deferred income taxes                                56                  52
Accrued postretirement benefits                     123                 125
Other liabilities                                    30                  58
                                                  -----               -----
     Total liabilities                            1,978               1,734

Stockholders' equity                              1,573               1,605
                                                  -----               -----

Total liabilities and stockholders' equity       $3,551              $3,339
                                                  =====               =====

                                     (more)

                            Brown-Forman Corporation
            Unaudited Condensed Consolidated Statements of Cash Flows
              (including cash flows from discontinued operations)
                              (Dollars in millions)

                                                          Three Months Ended
                                                               July 31,
                                                        2006              2007
                                                       ------            ------
Cash flows from operating activities:
   Continuing operations                               $ 73.6            $128.5
   Discontinued operations                                2.6              (0.1)
                                                       -------           -------
         Cash provided by operating activities           76.2             128.4

Cash flows from investing activities:
   Acquisition of business                             (250.1)               --
   Acquisition of brand name                               --             (12.0)
   Net (increase) decrease in short-term investments    (26.4)             85.6
   Additions to property, plant, and equipment          (10.5)            (11.4)
   Other                                                 (1.0)             (1.8)
                                                       -------           -------
         Cash (used for) provided by
          investing activities                         (288.0)             60.4

Cash flows from financing activities:
   Net decrease in debt                                 (29.3)            (58.9)
   Special distribution to shareholders                    --            (203.7)
   Dividends paid                                       (34.4)            (37.3)
   Other                                                 20.2               7.6
                                                       -------           -------
         Cash (used for) financing activities           (43.5)           (292.3)

Effect of exchange rate changes
 on cash and cash equivalents                             0.4               0.5
                                                       -------           -------

Net decrease in cash and cash equivalents              (254.9)           (103.0)

Cash and cash equivalents, beginning of period          474.8             282.8
                                                       -------           -------
Cash and cash equivalents, end of period               $219.9            $179.8
                                                       =======           =======


                                     (more)

                            Brown-Forman Corporation
                           Continuing Operations Only
                      Supplemental Information (Unaudited)
                 (Dollars in millions, except per share amounts)


                                                        Three Months Ended
                                                             July 31,
                                                    2006                  2007
                                                   ------                ------

Net sales                                          $633.4                $739.1
Excise taxes                                       $128.4                $152.0

Net sales (stripped of excise taxes)               $505.0                $587.1
Gross profit (as reported)                         $348.9                $391.0

Gross margin (as reported)                          55.1%                 52.9%
Gross margin (stripped net sales basis)*            69.1%                 66.6%

Effective tax rate                                  33.0%                 33.9%

Cash dividends paid per common share              $0.2800               $0.3025

Shares (in thousands) used in the
calculation of earnings per share
   - Basic                                        122,613               123,217
   - Diluted                                      124,066               124,434



* Management believes excluding excise tax from the gross margin calculation provides a more meaningful comparison because of changes in the company's distribution structures in several markets. These changes result in the company collecting and remitting excise taxes which are reported in net sales and cost of sales, preventing effective comparison across periods where the same distribution structures were not employed.






These figures have been prepared in accordance with the company's customary accounting practices.

                                   Schedule A

                            Brown-Forman Corporation
                           Continuing Operations Only
                      Supplemental Information (Unaudited)


                                            Three Months Ended
                                                 July 31,

                                            2006          2007       % Change

Reported GAAP Earnings Per Share           $0.76          $0.77          1%

Adjustments:
   Acquisitions                                            0.05
   Trade Inventory Adjustments             (0.07)         (0.03)
   Foreign Exchange                                       (0.04)
   Absence of Interest Income              (0.01)

Adjusted Earnings Per Share                $0.68          $0.75         10%



Notes:

Acquisitions - Refers to the acquisition of the Casa Herradura brands in January 2007 and Chambord in May 2006, thus making comparisons difficult to understand. In addition, we believe that excluding the results of these acquisitions provides helpful information in forecasting and planning the growth expectations of the company.

Trade inventory levels - Refers to the estimated financial impact of changes in wholesale trade inventories for the company's brands in markets where we use third-party distributors. We compute this effect using our historical and estimated depletion trends and separately identify trade inventory changes in the variance analysis for our key measures. We believe it is important to make this adjustment in order for management and investors to understand the results of our business without distortions that can arise from varying levels of wholesale inventories.

Foreign exchange - Refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar. We use the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of our business (both positively and negatively). To neutralize the effect of foreign exchange fluctuations, we have historically translated current year results at prior year rates. While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our company performance on a constant dollar basis. We believe this allows both management and our investors to understand better our company's growth trends.

Absence of interest income - Refers to the absence of interest income in fiscal 2008 that was earned in fiscal 2007 on the cash proceeds from the sale of Lenox which was distributed to shareholders in May of 2007. We believe adjusting for this interest income, which was earned by temporarily investing the proceeds from the sale of a segment of our business, allows management and investors to better understand the company's underlying growth.

The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company's reported GAAP results.